Exhibit 99.1

Pinterest Q2 2020 Letter to Shareholders
July 31, 2020
Q220 Highlights
•Q2 revenue grew 4% year over year as advertiser demand continued to be impacted by the COVID-19 pandemic. Revenue trends improved in each month of the quarter.
•Our GAAP net loss was $(101) million. Our Adjusted EBITDA was $(34) million.
•Global MAUs grew 39% year over year to 416 million. MAU growth accelerated in both the US and international geographies as people sought inspiration and information to navigate the challenges wrought by the COVID-19 pandemic.
Q220 Business Highlights
Our shareholder letters usually start with insights about our business. But this isn’t a time for business as usual. The world is confronting a confluence of crises that have significant implications for all businesses, including Pinterest. We want to share how we’re responding to two of these major issues: the COVID-19 pandemic and the movement for racial justice.
When COVID-19 emerged, our first priority was protecting the health of our employees and providing our Pinners with quality medical information. Looking ahead, it is clear that this crisis will change how we work and live for a long time. In this letter, we discuss how the pandemic is impacting how people use Pinterest and what advertisers need. But we also want to acknowledge that COVID-19 has prompted an important internal discussion about the future of our work. For example, we're working on enabling world-class collaboration between employees in a distributed work environment. In tandem, we are evaluating more remote work options for employees and will look to hire in more locations.
In recent months, the U.S. in particular has experienced a national movement for racial justice. It’s forced companies to think about what they can do better, and Pinterest is no exception. We’re taking a number of new steps to build a truly inclusive and diverse culture and to reflect those values in our product. These measures include improving the representation of content we show Pinners, revamping our unconscious bias training and working to improve representation in our workforce, especially for senior positions. These efforts are as important as our other top business priorities. Doing this hard work will be good for our employees, our Pinners and our company.
Pinner Experience
People needed Pinterest in Q2. They needed a service that helped them adjust to radically changed circumstances – one that inspired them to cook at home, build vegetable gardens, plan activities for their kids and set up remote offices and home gyms, to name just a few typical COVID-19-related use cases we saw during the quarter. MAU growth in Q2 was strong in the U.S. and international regions. In the U.S., we saw particular strength coming from resurrected users (many who returned to Pinterest after a lapse of several years) as well as from users under age 25, who grew twice as fast as users 25 and over. Q2 MAU growth exceeded the typical seasonal trend, driven by the unique circumstances surrounding COVID-19. Accordingly, we expect slower MAU growth going forward, both on a year-over-year and sequential basis.
The people who began using Pinterest during COVID-19 continued to have high levels of engagement even after shelter-in-place restrictions were eased. In fact, new users in the COVID-19 cohort are currently more engaged than a cohort of new users during the same period last year. Overall engagement (e.g., saves, board creation, searches) peaked in mid-April and early May, subsided somewhat as lockdowns ended, but remains stable well above pre-COVID-19 levels. In mid-July, searches were up 50% year over year and board creates were up 40% year over year. We will be monitoring these trends closely for changes in Q3. For example, back-to-school and holiday travel planning may be different in geographies that are still sheltering in place, which could lower typical seasonal engagement trends.

The most inspiring content
Inspiring Pinners remains our first priority. We made important strides on this front in Q2. Video is a uniquely inspiring and engaging format for visual discovery, and, during Q2, total (organic + paid) daily video views grew over 150% year over year, while unique video uploads grew over 600% year over year.
Inspiration also got more timely in Q2. The Today Tab is a curated feed with trending topics that makes it easy to plan your life. For example, in the days before Memorial Day weekend and the 4th of July, we showed inspirational ideas for holiday-themed food, decor and activities. More recently, we highlighted a statement mask challenge, as well as ideas on top glamping spots and how to “snack like a chef.” The Today Tab is showing good adoption and revisitation since it launched in late March.
Shopping traction
Pinners have long told us that they want to go from seeing an inspiring scene on Pinterest to actually owning a product from that scene in their living room. Significant improvements to our inventory of reliable products and to the discoverability of those products are making this vision a reality.
Catalog ingestion increased more than 350% sequentially in Q2 and grew 10x in the first half of 2020. The rapid growth was driven by the Shopify integration (which became generally available in early May) and also by infrastructure improvements to our feed uploader. Features like the Shop tab and the ability to shop from boards have improved Pinners’ ability to quickly discover the products in our expanding inventory. The percentage of users who visited shopping-only surfaces grew more than 50% in the first half of 2020, and product-only searches grew 8x in the same period.
This progress underscores the fact that Pinterest offers a fundamentally different experience to consumers than e-commerce websites. E-commerce is great when a consumer already knows what she wants to buy and is merely seeking a smooth transaction. On Pinterest, consumers browse inspiring images to discover what they want to buy, find products related to these inspiring scenes, and purchase from verified merchants. In a world where it's harder and harder for consumers to discover new ideas in physical stores (due to lockdown orders as well as pre-existing pressure on offline retailers), Pinterest is quickly becoming a compelling digital analog.
Pinterest for Business
Delivering value to advertisers seeking conversions
Advertisers are excited about Pinterest because they have the opportunity to touch consumers at every phase of the shopping lifecycle: inspiration, consideration and purchase. The COVID-19 pandemic has prompted more advertisers to seek concrete returns on their ad spend, and our product investments over the last 18 months are paying off for advertisers who want sales and conversion events. During Q2, revenue from both conversion optimization (oCPM) and shopping ads continued to grow much faster than our overall revenue, and attributed conversions grew 2.7x year over year, a faster rate of growth than we saw in Q419, which is typically our most conversion-heavy quarter. This rapid progress in delivering conversions was driven by improved conversion capture (accelerated Pinterest Tag adoption and tag health) as well as consumer behavior (adoption of new shopping surfaces and increased online transactions due to shelter-in-place).
Diversifying our advertiser base
It’s getting easier for marketers to use our services and scale on our platform, which in turn helps diversify our advertiser base and improve ad relevance. In Q2, our total advertiser growth accelerated year over year, and spend from small and medium-sized advertisers comprised nearly half of total revenue.
This diversification has been driven by three areas of past and ongoing investment: oCPM and shopping ads (these products are especially popular with small and mid-sized advertisers), new tools for automatic bidding and our international ad business.
Before automatic bidding, advertisers had to constantly manage their bid strategy in a dynamic auction. Now the auto-bid tool does this for them. It also aims to get advertisers the most clicks at the lowest possible cost-per-click (CPC) while spending their entire budget. More than 80% of CPC spend now runs through automatic bidding (up from 50% in Q1), and auto-bidding for oCPM became generally available at the beginning of July. We’re already seeing strong adoption of oCPM auto-bid, and conversion-oriented advertisers who use the tool are spending more on Pinterest than those who don’t. We plan to introduce more auto-bidding tools in the coming months.

Investments to build out our international ads business have been yielding results, particularly in Western Europe, where we hired sales teams in the fall of 2019. We’re seeing strength from new and existing advertisers here, as well as modest recovery from COVID-19-related weakness.
A positive alternative
People come to Pinterest to think optimistically about their futures. This is especially relevant today, as we provide a respite from what could be one of the most contentious political news cycles in history. We banned campaign ads years ago, so we won’t benefit from an influx of political advertising in Q3. But being a service where people envision and plan their lives also creates opportunities, particularly as advertisers seek positive platforms to build their brands and drive sales. We saw evidence of more advertisers choosing Pinterest for this reason in July, though it’s not yet clear how sustainable or significant this trend is.

Q220 Financial Highlights
Q2 revenue grew 4% year over year as advertiser demand continued to be impacted by the COVID-19 pandemic. Revenue growth trends improved in each month of the quarter. During the quarter, we experienced strength from conversion optimization and shopping ads products, medium-sized advertisers and international markets. We also achieved a significant milestone as our Monthly Active Users (MAUs) grew beyond 400 million, with user growth accelerating in both U.S. and international geographies. Our GAAP net loss was $(101) million or (37)% of revenue. Our Adjusted EBITDA was a loss of $(34) million, resulting in an EBITDA margin of (12)%.
Users
MAUs at quarter-end were 416 million, representing growth of 39% year over year. We once again grew MAUs to new highs in both the U.S. and international geographies. Driven by people seeking online inspiration in the wake of COVID-19, user growth accelerated in both the U.S. and international geographies. International growth drove the majority of global MAU expansion. Overall engagement (e.g., saves, board creation, searches) peaked in mid-April and early May, subsided somewhat as lockdowns ended, but remains stable well above pre-COVID-19 levels.
By region:
•U.S. MAUs were 96 million, an increase of 13% year over year compared to 85 million in the same period of the previous year. We experienced particularly strong U.S. MAU growth from resurrected users.
•International MAUs were 321 million, an increase of 49% year over year in comparison to the 215 million in the same period of the previous year.
Revenue
Total revenue was $272 million, an increase of 4% year over year compared to Q219. After a sharp deceleration in growth in mid-March as advertisers responded to the COVID-19 pandemic, our revenue growth stabilized in April and improved in each month of the quarter as shelter-in-place restrictions eased. We remain focused on expanding our advertiser breadth and diversity because doing so helps us serve the most relevant commercial content to our users. We believe our ability to serve the most relevant commercial content to our users will support higher pricing over time. We continued to grow our active advertisers to new levels and experienced an acceleration in growth compared to the prior quarter driven by medium-sized advertisers. Our strongest growth contributions came from conversion optimization objectives and shopping ad products as well as medium-sized advertisers.
By region1:
•Total U.S. revenue was $232 million, a decrease of 2% year over year. U.S. revenue declines were driven by ARPU compression.
•Total international revenue was $41 million or 15% of revenue, an increase of 72% year over year and compared to 9% of revenue in Q219. International revenue growth was driven by an increase in MAUs and supported by growth in ARPU.
ARPU
Global ARPU was $0.70, compared to $0.88 in Q219. This contraction in global APRU was driven by the increase in MAUs and a decrease in advertising demand on our platform due to the COVID-19 pandemic. Geographic mix was a headwind to global ARPU growth, as the number of international users grew faster than the number of U.S. users.
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1 Revenue is geographically apportioned based on our estimate of the geographic location of our users when they perform a revenue-generating activity. US and international may not sum to Global due to rounding. This allocation differs from our disclosure of revenue disaggregated by geography in the notes to our condensed consolidated financial statements where revenue is geographically apportioned based on our customers’ billing addresses.

By region:
•U.S. ARPU was $2.50, a decrease of 11% year over year.
•International ARPU was $0.14, an increase of 21% year over year. International ARPU remains in the early stages, as we have only begun to execute on our strategy to provide ads that are useful and inspiring to our users in regions outside of the U.S.
Expenses
Total costs and expenses were $377 million, including $62 million of share-based compensation (SBC) and amortization of acquired intangible assets. Our total costs and expenses declined 74% year over year as Q219 included a significant catch-up SBC expense in conjunction with our IPO. Total non-GAAP costs and expenses2 were $315 million, representing 115% of revenue compared to 112% of revenue in the year-ago quarter. Our non-GAAP costs and expenses grew 7% year over year, reflecting higher hosting costs due to user growth. Our loss from operations totaled $(105) million, or (38)% of revenue, compared to a loss of $(1.17) billion and (447)% for the same period in 2019. Non-GAAP loss from operations2 was $(42) million, or (15)% of revenue, compared to a loss of $(32) million, or (12)% for the same period in 2019.
Costs and expenses
Cost of revenue was $108 million or 40% of revenue, compared to 40% in the year-ago quarter. Non-GAAP cost of revenue was $106 million or 39% of revenue, up from 30% of revenue compared to the year-ago quarter. This increased as a percent of revenue due to an increase in absolute hosting costs due to user growth.
Research and development expenses were $137 million, down 83% year over year, driven by a decline in SBC following our April 2019 IPO. On a non-GAAP basis, expenses declined 2% year over year to $90 million. The decline was due to reduced employer taxes related to the release of all vested pre-IPO RSUs, partially offset by higher headcount.
Sales and marketing expenses were $86 million, down 71% year over year, driven by a decline in SBC following our April 2019 IPO. On a non-GAAP basis, expenses declined 7% year over year to $89 million. The decline was due to COVID-19-related expense reductions, partially offset by higher headcount.
General and administrative expenses were $46 million, down 80% year over year, driven by a decline in SBC following our April 2019 IPO. On a non-GAAP basis, expenses grew 1% year over year to $30 million. The increase was due to higher headcount.
Share-based compensation expense was $62 million in Q220 compared to $1.13 billion in Q219. Until our IPO, our RSUs were subject to both a service condition and a performance condition, and the performance condition was satisfied in connection with our IPO. Therefore, we recognized a significant catch-up SBC expense in Q219 in conjunction with our IPO. As of June 30, 2020, we had $764 million of unrecognized share-based compensation expense, which we expect to recognize over a weighted-average period of 3.2 years.
Net loss and Adjusted EBITDA3
Net loss was $(101) million or (37)% of revenue, compared to a loss of $(1.16) billion, or (444)% for the same period in 2019. Non-GAAP net loss2 was $(38) million, or (14)% of revenue, compared to a loss of $(25) million, or (9)% for the same period in 2019.
Adjusted EBITDA was $(34) million, or (12)% of revenue, compared to the year-ago quarter Adjusted EBITDA of $(26) million, or (10)% of revenue. Our EBITDA margin was down year over year due to a deceleration in revenue growth partially offset by lower total investment growth.

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2 This non-GAAP financial measure excludes share-based compensation (SBC) and amortization of acquired intangible assets. For more information on this, please see “About non-GAAP financial measures.”
3 This non-GAAP financial measure excludes SBC, depreciation and amortization expense, interest income, interest expense and other income (expense), net and provision for income taxes. For more information on this, please see “About non-GAAP financial measures.”

Balance sheet and cash flows
We ended the quarter with approximately $1.70 billion in cash, cash equivalents, and marketable securities.
Net cash provided by operating activities for the six months ended June 30, 2020 was $21 million, an increase compared to $(16) million in the same period last year.

Guidance
Given the continued uncertainties related to the ongoing COVID-19 pandemic and the rapidly shifting macroeconomic conditions, we are not providing guidance expectations for revenue or Adjusted EBITDA for full year 2020.
We estimate, on a preliminary basis, year-over-year revenue growth for the month of July to be about 50% through July 29th. We are encouraged by the performance of our business in July, but a tremendous amount of uncertainty remains given the ongoing COVID-19 pandemic and other factors. Our current expectation is that Q3 revenue will grow in the mid-30% range year over year. We also continue to evaluate our levels of spending as the environment evolves. We want to remain prudent in the near-term while ensuring we invest in and prioritize the long-term growth of the company.
We intend to provide further detail on recent trends and on our outlook during the conference call.
We remain committed to our priorities of content, ads diversification, use case expansion and shopping. Today more than ever, Pinterest is a place to inspire people with helpful and actionable information while helping business partners succeed with the tools and insights they need most.

Closing
We will host a Q&A webcast at 5:30am Pacific time/8:30am Eastern time today to discuss these results and our outlook. A live webcast will be available on Pinterest’s Investor Relations website at investor.pinterestinc.com. Thank you for taking the time to read our letter, and we look forward to your questions on our call this morning.
Sincerely,

Ben Silbermann	Todd Morgenfeld
Co-Founder, President and CEO	CFO and Head of Business Operations

Forward-looking statements
This letter to shareholders may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties, including, among other things, statements about our future operational and financial performance and the number of shares eligible for sale following expiration of the lock-up. Words such as "believe," "project," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery, including advertising activities, when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the scope and impact of the recent outbreak of COVID-19 on our planned investments, operations, expenses, revenue, cash flow, liquidity and users; our ability to attract and retain users and engagement levels; our ability to provide useful and relevant content; risks associated with new products and changes to existing products as well as other new business initiatives; our ability to maintain and enhance our brand and reputation; compromises in security; our financial performance and fluctuations in operating results; our dependency on internet search engines’ methodologies and policies; discontinuation, disruptions or outages in authentication by third-party login providers; changes by third-party login providers that restrict our access or ability to identify users; competition; our ability to scale our business and revenue model; our reliance on advertising revenue and our ability to attract and retain advertisers and effectively measure advertising campaigns; our ability to effectively manage growth and expand and monetize our platform internationally; our lack of operating history and ability to attain and sustain profitability; decisions that reduce short-term revenue or profitability or do not produce expected long-term benefits; risks associated with government actions, laws and regulations that could restrict access to our products or impair our business; litigation and government inquiries; privacy, data and other regulatory concerns; real or perceived inaccuracies in metrics related to our business; disruption, degradation or interference with our hosting services and infrastructure; our ability to attract and retain personnel; and the dual class structure of our common stock and its effect of concentrating voting control with stockholders who held our capital stock prior to the completion of our initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, which is available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. Additional information will be made available in our Quarterly Report on Form 10-Q and other future reports that we may file with the SEC from time to time, which could cause actual results to vary from expectations. All information provided in this letter to shareholders and in the earnings materials is as of July 31, 2020. Undue reliance should not be placed on the forward-looking statements in this letter to shareholders, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About non-GAAP financial measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative), non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share. The presentation of these financial measures is not intended to be considered in isolation, as a substitute for or superior to the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparative purposes. We compensate for these limitations by providing specific information regarding GAAP amounts excluded from these non-GAAP financial measures.
We define Adjusted EBITDA as net loss adjusted to exclude depreciation and amortization expense, share-based compensation expense, interest income, interest expense and other income (expense), net and provision for income taxes. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue. Non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative) and non-GAAP net loss exclude amortization of acquired intangible assets and share-based compensation expense. Non-GAAP loss from operations is calculated by subtracting non-GAAP costs and expenses from revenue. Non-GAAP net loss per share is calculated by dividing non-GAAP net loss by weighted-average shares outstanding. We use Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share to evaluate our operating results and for financial and operational decision-making purposes. We believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share help identify underlying trends in our business that could otherwise be masked by the effect of the income and expenses they exclude. We also believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We present Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share to assist potential investors in seeing our operating results through the eyes of management and because we believe these measures provide an additional tool for investors to use in comparing our operating results over multiple periods with other companies in our industry. There are a number of limitations related to the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share rather than net loss, net margin, total costs and expenses, loss from operations, net loss and net loss per share, respectively, the nearest GAAP equivalents. For example, Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets, although these assets may have to be replaced in the future, and share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the tables under "—Reconciliation of GAAP to non-GAAP financial results" included at the end of this letter.

Limitation of key metrics and other data
The numbers for our key metrics, which include our MAUs and ARPU, are calculated using internal company data based on the activity of user accounts. We define a monthly active user as a logged-in Pinterest user who visits our website or opens our mobile application at least once during the 30-day period ending on the date of measurement. We present MAUs based on the number of MAUs measured on the last day of the current period. We measure monetization of our platform through our average revenue per user metric. We define ARPU as our total revenue in a given geography during a period divided by the average of the number of MAUs in that geography during the period. We calculate average MAUs based on the average between the number of MAUs measured on the last day of the current period and the last day prior to the beginning of the current period. We calculate ARPU by geography based on our estimate of the geography in which revenue-generating activities occur. We use these metrics to assess the growth and health of the overall business and believe that MAUs and ARPU best reflect our ability to attract, retain, engage and monetize our users, and thereby drive revenue. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products across large online and mobile populations around the world. In addition, we are continually seeking to improve our estimates of our user base, and such estimates may change due to improvements or changes in our methodology.

PINTEREST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$863,620	$649,666
Marketable securities	839,470	1,063,679
Accounts receivable, net of allowances of $5,612 and $2,851 as of June 30, 2020 and December 31, 2019, respectively	209,933	316,367
Prepaid expenses and other current assets	45,170	37,522
Total current assets	1,958,193	2,067,234
Property and equipment, net	83,006	91,992
Operating lease right-of-use assets	165,250	188,251
Goodwill and intangible assets, net	14,067	14,576
Restricted cash	23,221	25,339
Other assets	5,887	5,925
Total assets	$2,249,624	$2,393,317
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,705	$34,334
Accrued expenses and other current liabilities	122,912	141,823
Total current liabilities	166,617	176,157
Operating lease liabilities	151,282	173,392
Other liabilities	25,095	20,063
Total liabilities	342,994	369,612

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $0.00001 par value, 6,666,667 shares authorized, 451,944 and 360,850 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively; Class B common stock, $0.00001 par value, 1,333,333 shares authorized, 144,320 and 209,054 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	6	6
Additional paid-in capital	4,351,557	4,229,778
Accumulated other comprehensive income	3,737	647
Accumulated deficit	(2,448,670)	(2,206,726)
Total stockholders’ equity	1,906,630	2,023,705
Total liabilities and stockholders’ equity	$2,249,624	$2,393,317

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2020	2019
Revenue	$272,485	$261,249
Costs and expenses:
Cost of revenue	108,259	105,415
Research and development	136,593	801,879
Sales and marketing	86,483	296,919
General and administrative	45,680	224,179
Total costs and expenses	377,015	1,428,392
Loss from operations	(104,530)	(1,167,143)
Interest income	4,218	8,127
Interest expense and other income (expense), net	(16)	(448)
Loss before provision for income taxes	(100,328)	(1,159,464)
Provision for income taxes	420	37
Net loss	$(100,748)	$(1,159,501)
Net loss per share attributable to common stockholders, basic and diluted	$(0.17)	$(2.62)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	586,737	443,340

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2020	2019
Operating activities
Net loss	$(241,944)	$(1,200,921)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	20,231	12,203
Share-based compensation	143,169	1,135,293
Other	3,811	(2,713)
Changes in assets and liabilities:
Accounts receivable	103,544	19,615
Prepaid expenses and other assets	(7,180)	(6,174)
Operating lease right-of-use assets	21,456	14,040
Accounts payable	9,780	7,189
Accrued expenses and other liabilities	(7,743)	15,310
Operating lease liabilities	(24,357)	(10,217)
Net cash provided by (used in) operating activities	20,767	(16,375)
Investing activities
Purchases of property and equipment and intangible assets	(11,325)	(11,914)
Purchases of marketable securities	(308,612)	(159,315)
Sales of marketable securities	113,184	60,239
Maturities of marketable securities	422,266	166,288
Other investing activities	316	—
Net cash provided by investing activities	215,829	55,298
Financing activities
Proceeds from initial public offering, net of underwriters' discounts and commissions	—	1,573,200
Proceeds from exercise of stock options, net	32,749	702
Shares repurchased for tax withholdings on release of restricted stock units	(56,887)	(302,675)
Payment of deferred offering costs and other financing activities	—	(10,103)
Net cash provided by (used in) financing activities	(24,138)	1,261,124
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(150)	(17)
Net increase in cash, cash equivalents, and restricted cash	212,308	1,300,030
Cash, cash equivalents, and restricted cash, beginning of period	677,743	135,290
Cash, cash equivalents, and restricted cash, end of period	$890,051	$1,435,320

Supplemental cash flow information
Accrued property and equipment	$4,453	$4,618
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$4,121	$23,381

Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets
Cash and cash equivalents	$863,620	$1,408,739
Restricted cash included in prepaid expenses and other current assets	3,210	3,266
Restricted cash	23,221	23,315
Total cash, cash equivalents, and restricted cash	$890,051	$1,435,320

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2020	2019
Share-based compensation by function:
Cost of revenue	$2,325	$28,157
Research and development	46,358	709,996
Sales and marketing*	(2,074)	202,128
General and administrative	15,536	194,318
Total share-based compensation	$62,145	$1,134,599

Amortization of acquired intangible assets by function:
Cost of revenue	$94	$141
General and administrative	158	223
Total amortization of acquired intangible assets	$252	$364

Reconciliation of total costs and expenses to non-GAAP costs and expenses:
Total costs and expenses	$377,015	$1,428,392
Share-based compensation	(62,145)	(1,134,599)
Amortization of acquired intangible assets	(252)	(364)
Total Non-GAAP costs and expenses	$314,618	$293,429

Reconciliation of net loss to non-GAAP net loss:
Net loss	$(100,748)	$(1,159,501)
Share-based compensation	62,145	1,134,599
Amortization of acquired intangible assets	252	364
Non-GAAP net loss	$(38,351)	$(24,538)

Weighted-average shares outstanding for net loss per share, basic and diluted	586,737	443,340

Net loss per share	$(0.17)	$(2.62)
Non-GAAP loss per share	$(0.07)	$(0.06)

*Share-based compensation expense was negative for the three months ended June 30, 2020 due to the reversal of previously recognized share-based compensation expense related to unvested RSUs forfeited by our former Chief Operating Officer.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands)
(unaudited)

	Three Months Ended June 30,
	2020	2019
Reconciliation of net loss to Adjusted EBITDA:
Net Loss	$(100,748)	$(1,159,501)
Depreciation and amortization	8,485	6,507
Share-based compensation	62,145	1,134,599
Interest income	(4,218)	(8,127)
Interest expense and other (income) expense, net	16	448
Provision for income taxes	420	37
Adjusted EBITDA	$(33,900)	$(26,037)